As filed with the Securities and Exchange Commission on April 24, 2009
Registration No. 333-150625

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 2
TO
Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
CanArgo Energy Corporation
(Exact name of registrant as specified in its charter)

Delaware	91-0881481
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
P.O. Box 291, St Peter Port
Guernsey, GY1 3RR, British Isles
+(44) 1481 729 980
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Jeffrey Wilkins
Chief Financial Officer
P.O. Box 291, St Peter Port
Guernsey, GY1 3RR, British Isles
+(44) 1481 729 980
(Name, address, including zip code, and telephone number, including area code of agent for service)
Please forward a copy of all correspondence to:
Peter A. Basilevsky, Esq.
Satterlee Stephens Burke & Burke LLP
11th Floor, 230 Park Avenue
New York, NY 10169
(212) 818-9200
     Date of commencement of sale to the public: Not Applicable
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
     If this form is a post-effective amendment to a registration statement filed pursuant to General Instructions I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

DEREGISTRATION OF UNSOLD SECURITIES
On May 2, 2008, CanArgo Energy Corporation, a Delaware corporation (the “Company”), filed a Registration Statement on Form S-3 (File No. 333-150625) with the Securities and Exchange Commission which was subsequently amended by Post-Effective Amendment No. 1 on November 14, 2008.
The Registration Statement registered the offer and sale of Subscription Rights to purchase 242,107,390 shares of common stock, par value $.10 per share, at a purchase price of $0.10 per share in an underwritten rights offering which was concluded on November 21, 2008 in which an aggregate of 12,348,303 shares of common stock were subscribed for by stockholders. The remaining 229,759,087 shares (the “Shares”) remain unsold as a result of the default of the standby underwriters.
The Company is filing this Post-Effective Amendment No. 2 to the Registration Statement to deregister all the Shares that were previously registered under the Registration Statement but remain unsold as of the date hereof. The Company is seeking to deregister the Shares in accordance with its undertaking to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering. The Registration Statement is hereby amended to reflect the deregistration of all remaining unsold Shares.

SIGNATURES

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this post-effective amendment No. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of London on April 23, 2009.

CANARGO ENERGY CORPORATION
By:	/s/ Jeffrey Wilkins
Jeffrey Wilkins
Chief Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

By:	/s/ Jeffrey Wilkins	Date: April 23, 2009
Jeffrey Wilkins, Chief Financial
Officer, Principal Accounting Officer and Director

By:	/s/ Vincent McDonnell	Date: April 23, 2009
Vincent McDonnell, Chairman of the Board,
President and Chief Executive Officer

By:	/s/ Anthony Perry†
	Anthony Perry, Director	Date: April 23, 2009

By:	/s/ Michael Ayre†	Date: April 23, 2009
Michael Ayre, Director

†	By Jeffrey Wilkins Attorney in Fact